Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. and Carrols Corporation Report

Financial Results for the First Quarter 2009

Company Increases Earnings Guidance to $0.90-$0.95 Per Diluted Share

Syracuse, New York — (Businesswire) — May 4, 2009 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the first quarter ended March 29, 2009.

Highlights for the first quarter of 2009 versus the first quarter of 2008 include:

•	Income from operations was $13.2 million compared to $9.7 million;

•	Net income was $5.0 million, or $0.23 per diluted share, compared to net income of $1.4 million, or $0.07 per diluted share;

•	Total revenues increased 2.9% to $201.3 million from $195.8 million, including a 2.2% increase for the Company’s Hispanic Brands;

•	Comparable restaurant sales decreased 3.0% at Pollo Tropical®, decreased 1.6% at Taco Cabana®, and increased 5.1% at Burger King®.

As of March 29, 2009, the Company owned and operated a total of 559 restaurants, including 316 Burger King, 90 Pollo Tropical and 153 Taco Cabana restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “Obviously we are encouraged with the operating results of all three brands in the first quarter. Although top-line trends at our Hispanic Brands continued to reflect the significant pressures on consumer spending, we were pleased by our overall performance and strong earnings growth. Guest counts at our Pollo Tropical restaurants, while still negative, did show improvement from the fourth quarter of 2008. Our Burger King restaurants also continued to perform well and posted another quarter of solid comparable restaurant sales growth. Our profitability benefited from a more favorable cost environment for commodities and utilities, tighter labor controls, as well as from lower interest expense due to reductions in outstanding indebtedness and lower interest rates. Overall, our disciplined approach to managing through this economic cycle helped to improve both operating margins and earnings.”

Mr. Vituli added, “In the first quarter, we continued to strengthen our financial condition as debt reductions, coupled with increased earnings, resulted in an overall decrease in our financial leverage. We lowered our outstanding debt balances by another $6.4 million during the first quarter, bringing our total reduction in outstanding indebtedness to $53.1 million since the end of the first quarter of 2008. Our focus on reducing outstanding debt will continue to be a near-term priority and we hope this will provide investors with increased confidence in our ability to navigate through this difficult economic environment.”

First Quarter 2009 Results

Total revenues for the first quarter of 2009 increased 2.9% to $201.3 million from $195.8 million in the first quarter of 2008. During the first quarter of 2009, the Company opened one new Taco Cabana restaurant and one new Burger King restaurant, the latter being a relocation of a unit closed in 2008. The Company also closed one Pollo Tropical and two Taco Cabana restaurants.

Revenues from the Company’s Hispanic Brands increased 2.2% to $106.9 million in the first quarter of 2009 from $104.6 million in the same period last year. Pollo Tropical revenues were essentially flat at $44.1 million during the first quarter of 2009 compared to $44.3 million in the first quarter of 2008. This was due primarily to the net increase of six Pollo Tropical restaurants opened since the beginning of the same period in 2008. Comparable restaurant sales at Pollo Tropical decreased 3.0% in the first quarter of 2009.

Taco Cabana revenues increased 4.1% to $62.7 million during the first quarter of 2009 compared to $60.3 million in the first quarter of 2008. This was due primarily to the opening of 11 new Taco Cabana restaurants since the beginning of the same period in 2008. Comparable restaurant sales at Taco Cabana decreased 1.6% in the first quarter of 2009.

Burger King revenues increased 3.6% to $94.5 million during the first quarter of 2009 compared to $91.2 million in the first quarter of 2008, despite the net closing of six Burger King restaurants since the beginning of the same period in 2008 (excluding restaurants closed and relocated within their market areas). Comparable restaurant sales at Burger King increased 5.1% in the first quarter of 2009.

General and administrative expenses were $13.2 million in the first quarter of 2009 compared to $13.0 million in the first quarter of 2008, or 6.6% of total revenues in both periods.

Income from operations was $13.2 million in the first quarter of 2009 compared to $9.7 million in the first quarter of 2008, and as a percentage of total revenue, improved from 5.0% to 6.6%.

Interest expense was $5.2 million in the first quarter of 2009 which was approximately $2.3 million lower than in the first quarter of 2008 due to debt reductions in 2008 and 2009, and lower interest rates on the Company’s LIBOR-based borrowings. During the first quarter of 2009, the Company reduced its outstanding debt balances by $6.4 million to $309.7 million at March 29, 2009.

Net income for the first quarter of 2009 was $5.0 million, or $0.23 per diluted share, compared to net income for the first quarter of 2008 of $1.4 million, or $0.07 per diluted share.

Outlook

The Company is providing the following revised guidance for 2009 noting that 2009 is a 53-week fiscal period, whereas 2008 was a 52-week fiscal period:

•

A total revenue increase of approximately 2.5% to 3.5%, including a comparable restaurant sales increase (on a 52-week basis) of 1.5% to 2.5% for its Burger King restaurants, a decrease of 1% to 2% for its Taco Cabana restaurants, and a decrease of 2% to 3% for its Pollo Tropical restaurants;

•	New unit openings of two to three Pollo Tropical restaurants and three to four Taco Cabana restaurants, along with the closing of two Taco Cabana restaurants and one Pollo Tropical restaurant;

•

The opening of two to three new Burger King restaurants, all of which are planned relocations of existing units, along with the closing of four Burger King restaurants in addition to the relocated units;

•	Total general and administrative expenses comparable with the prior year, including an increase in bonus expense in 2009, and lower as a percentage of total revenue;

•	Total capital expenditures of $33 million to $38 million which has increased for additional planned remodeling expenditures;

•	Total debt reduction of $25 million to $30 million;

•	An estimated annual effective tax rate of 37.5%; and,

•

Diluted earnings per share of $0.90 to $0.95, which includes the 53rd week of the fiscal year and which is estimated to positively impact earnings by approximately $0.07 per diluted share. This compares to the Company’s previous guidance of diluted earnings per share of $0.75 to $0.80, inclusive of the extra fiscal week.

Mr. Vituli concluded, “Although our outlook on consumer spending remains cautious, we are raising our earnings guidance to better reflect the positive impact that cost trends, our continued focus on cost management and lower interest rates are having on profitability. We aggressively manage the market positioning of our three brands and view their inherent diversity within our multi-brand operating model as a unique strength of this Company. While we await improvements in general economic conditions, we believe we are acting responsibly and managing our business effectively for the current environment. We continue to have great confidence in the prospects for our Hispanic Brands despite our planned contraction in near-term new unit growth.”

Conference Call Today

The Company will host a conference call to discuss the first quarter 2009 financial results today at 4:30 PM Eastern Time.

The conference call can be accessed live over the phone by dialing 877-941-6011 or for international callers by dialing 480-629-9772. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4064052. The replay will be available until Monday, May 11, 2009. The call will be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 559 company-owned and operated restaurants in 17 states as of March 29, 2009, and 29 franchised restaurants in the United States, Puerto Rico and Ecuador. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited)
	Three Months Ended March 31, (a)
	2009	2008
Revenues:
Restaurant sales	$200,989	$195,393
Franchise royalty revenues and fees	354	360

Total revenues	201,343	195,753

Costs and expenses:
Cost of sales	58,273	57,629
Restaurant wages and related expenses (b)	58,643	58,541
Restaurant rent expense	12,432	11,483
Other restaurant operating expenses	29,414	29,545
Advertising expense	8,011	7,824
General and administrative expenses (b)	13,218	12,995
Depreciation and amortization	7,870	8,022
Impairment and other lease charges	291	21

Total costs and expenses	188,152	186,060

Income from operations	13,191	9,693
Interest expense	5,151	7,434

Income before income taxes	8,040	2,259
Provision for income taxes	3,014	813

Net income (c)	$5,026	$1,446

Basic and diluted net income per share	$0.23	$0.07

Basic weighted average common shares outstanding	21,592	21,572

Diluted weighted average common shares outstanding	21,595	21,574

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The 2009 fiscal year is a 53 week fiscal period and the 2008 fiscal year was a 52 week fiscal period. For convenience, all references to the three months ended March 29, 2009 and March 30, 2008 are referred to as the three months ended March 31, 2009 and March 31, 2008, respectively, both of which included 13 weeks.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $52 and $57 for the three months ended March 31, 2009 and 2008, respectively. General and administrative expenses include stock-based compensation expense of $295 and $417 for the three months ended March 31, 2009 and 2008, respectively.
(c)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended March 31, 2009 and 2008 was $5,028 and $1,448, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited)
	Three Months Ended March 31,
	2009	2008
Segment revenues:
Burger King	$94,491	$91,164
Pollo Tropical	44,138	44,332
Taco Cabana	62,714	60,257

Total revenues	$201,343	$195,753

Change in comparable restaurant sales: (a)
Burger King	5.1%	4.0%
Pollo Tropical	(3.0)%	(1.0)%
Taco Cabana	(1.6)%	0.7%

Segment EBITDA: (b)
Burger King	$7,028	$5,624
Pollo Tropical	6,465	6,004
Taco Cabana	8,206	6,582

Average sales per restaurant:
Burger King	$300	$283
Pollo Tropical	484	520
Taco Cabana	408	410

New restaurant openings:
Burger King	1	1
Pollo Tropical	—	2
Taco Cabana	1	—

Total new restaurant openings	2	3

Restaurant closings:
Burger King	—	(1)
Pollo Tropical	(1)	—
Taco Cabana	(2)	(1)

Net new restaurants	(1)	1

Number of company owned restaurants:
Burger King	316	322
Pollo Tropical	90	86
Taco Cabana	153	146

Total company owned restaurants	559	554

	At 3/31/09	At 12/31/08
Long-term debt (c)	$309,740	$316,154

(a)	The changes in comparable restaurant sales are calculated using only those company-owned and operated restaurants open since the beginning of the earliest period being compared and for the entirety of both periods being compared. Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.

(b)	Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other income and expense, and gains or losses on extinguishment of debt. We use segment EBITDA because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Segment EBITDA for our Burger King restaurants includes general and administrative expenses related directly to our Burger King segment as well as the expenses associated with administrative support to all three of our segments including executive management, information systems and certain accounting, legal and other administrative functions.
(c)	Long-term debt (including current portion) at March 31, 2009 included $165,000 of the Company’s 9% senior subordinated notes, $128,600 of outstanding borrowings under its senior credit facility, $14,868 of lease financing obligations and $1,272 of capital leases. Long-term debt at December 31, 2008 (including current portion) included $165,000 of the Company’s 9% senior subordinated notes, $135,000 of outstanding borrowings under its senior credit facility, $14,859 of lease financing obligations and $1,295 of capital leases.